Exhibit 10.21

TRANSITION SERVICES AGREEMENT—MOTOROLA SERVICES

This TRANSITION SERVICES AGREEMENT—MOTOROLA SERVICES (this “Agreement”) is entered into this 4th day of April, 2004 by and between Motorola, Inc., a Delaware corporation (“Motorola”) and Freescale Semiconductor, Inc., a Delaware corporation (“Freescale”).

RECITALS

A.  Pursuant to that certain Master Separation and Distribution Agreement dated April     , 2004, by and between Motorola and Freescale (the “Separation Agreement”), the Parties have agreed to separate the businesses and operations conducted by the Semiconductor Products Sector (“SPS”) of Motorola and its Affiliates from the remainder of Motorola. Motorola and Freescale are sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Separation Agreement.

B.  In connection therewith, Freescale desires that Motorola and/or its Affiliates provide Freescale and/or its Affiliates (collectively, the “Company”), as applicable, with certain transition services with respect to the operation of the Company following the Effective Date, as more fully set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Motorola and Freescale each hereby agree as follows:

AGREEMENT

1. Transition Services. During the term of this Agreement as set forth in Section 4, Motorola shall provide, or shall cause one or more of its Affiliates or third parties to provide, to Freescale and/or its Affiliates, as applicable, upon the terms and subject to the conditions hereof, the services more particularly described on Annex A (each service, a “Transition Service” and collectively, the “Transition Services”). Motorola and Freescale may, by mutual written consent, amend the Transition Services to include other services in exchange for additional fees (“Additional Services”). Freescale shall and shall cause its Affiliates to, if applicable, adhere to any conditions or policies applicable to its use of the Transition Services as set forth in this Agreement or in Annex A.

2. Level of Transition Services.

(a) Unless otherwise specifically set forth in Annex A, Motorola will perform the Transition Services in the manner and at a level of service substantially similar to that provided by Motorola to SPS during the period immediately prior to the date hereof;

provided, however, that nothing in this Agreement will require Motorola to favor the Company over its other business operations.

(b) Unless otherwise specifically set forth in Annex A, it is the intention of Freescale and Motorola that the Company’s use of any Transition Service shall not be substantially greater than the level of use required by SPS immediately prior to date hereof. In no event will the Company be entitled to any new service or to substantially increase its use of any of the Transition Services above that level of use without the prior written consent of Motorola; provided, however that if Motorola consents to such an increase, Motorola shall be entitled to a pro rata increase in fees.

3. No Obligation to Continue to Use Services; Partial Termination. The Company will have no obligation to continue to use any of the Transition Services and Freescale may terminate any Transition Service by giving Motorola not less than thirty (30) days’ prior written notice of its desire to terminate any Transition Service. To the extent possible, Freescale will give such notice at the beginning of a fiscal month to terminate the service as of the beginning of the next fiscal month to avoid the need to prorate any monthly payment charges. As soon as reasonably practicable following receipt of any such notice, Motorola shall advise Freescale as to whether termination of such Transition Service will (a) require the termination or partial termination of, or otherwise affect the provision of, certain other Transition Services, or (b) result in any early termination costs, including those related to third party providers. If either will be the case, Freescale may withdraw its termination notice within five (5) business days. If Freescale does not withdraw the termination within such period, such termination shall be final. Upon such termination, Freescale’s obligation to pay for such Transition Service(s), if any, shall terminate, and Motorola shall cease, or cause its Affiliates or third party providers to cease, providing the terminated Transition Service(s), both subject to the terms of Section 4(c); provided, however, that Freescale shall reimburse Motorola for the reasonable termination costs actually incurred by Motorola resulting from Freescale’s early termination of such Transition Services, including those owed to third party providers. Motorola will use commercially reasonable efforts to mitigate such termination costs.

4. Term and Termination.

(a) Subject to Section 3, the term of this Agreement shall commence on the date hereof and continue with respect to each of the Transition Services for the term thereof as set forth in Annex A; the last date in each such term being referred to herein as a “Service Termination Date” for each such Transition Service.

(b) Notwithstanding the foregoing, this Agreement may be terminated upon the earliest to occur of the following (each, a “Termination Date”): (i) by Motorola, immediately by giving written notice to Freescale if Freescale breaches or is in default of any payment obligation, which default is capable of being cured, and such breach or default has not been cured within thirty (30) days after Freescale’s receipt of notice of such a breach or default from Motorola; (ii) by Freescale as to any particular Transition Service pursuant to Section 3; and (iii) by Motorola or Freescale, automatically upon the occurrence of the last of the Service Termination Dates.

(c) Immediately following the Termination Date, Motorola shall cease, or cause its Affiliates or third party providers to cease, providing the Transition Services, and Freescale shall promptly pay or cause its Affiliates to promptly pay all fees accrued pursuant to Section 6 but unpaid to Motorola. The terms and conditions of this Agreement that, by their terms, require performance following the termination or expiration of this Agreement shall survive such termination or expiration.

5. General Intent. The Company shall use commercially reasonable efforts to end its use of the Transition Services as soon as reasonably possible and (unless the Parties otherwise agree) in all events to end such use with respect to each Transition Service not later than the applicable Service Termination Date.

6. Fees.

(a) Consideration. As consideration for the Transition Services, Freescale will pay to Motorola (or will cause its Affiliates to pay to Motorola or Motorola’s Affiliates, as applicable) the amount specified for each Transition Service as set forth in Annex A on a monthly basis except (i) as otherwise specified in Annex A with respect to a particular Transition Service, (ii) for Tigers purchases, Web Money reimbursements, other “normal” department charges which will result in a cash disbursement made by Motorola or its Affiliates on behalf of Freescale or its Affiliates, reimbursement shall be made as described in clause (b) below            , and (iii) Motorola and its Affiliates, as applicable, shall be entitled to charge Freescale or its Affiliates, as applicable, for any VAT or similar charges that they are legally required to charge on such amounts. Unless the parties otherwise agree, any amounts charged to Freescale’s Affiliates outside of the United States will be billed and paid in the local currency of the entity providing the Transition Services; provided that such payments are made within such country. Unless the parties otherwise agree, if payments are to be made between legal entities not within the same country, such amounts will be billed and paid in U.S. dollars. To the extent necessary, local currency conversion will be based on the P&L rate for the current month. The Transition Services to be provided by third parties will be charged to the Company at no higher cost than the actual payments made by Motorola to third party providers for providing such Transition Services. All charges based on a monthly or other time basis will be pro rated based on actual days elapsed during the period of service. Upon the termination of any Transition Service in accordance with and subject to, Sections 3 or Section 4 above, the consideration to be paid under this Section 6 will be the accrued pro rated daily fees payable under this Section 6 except in cases where Motorola or its Affiliate has already procured and pre-paid for the services of a third party provider.

(b) Invoices. On the last Friday of each fiscal month, each of Motorola and each of its Affiliates providing Transition Services will submit one invoice to each of Freescale and each of its Affiliates receiving Transition Services for all Transition Services provided to the Company during such fiscal month pursuant to this Agreement. Notwithstanding the foregoing, for items described in clause (a)(ii) above, each of Motorola and each of its Affiliates shall submit a weekly invoice to each of Freescale and each of its Affiliates for the amount subject to reimbursement and the related VAT. The invoices shall break out the amount for each type of Transition Service or amounts subject to reimbursement. Motorola will provide documentation supporting any amounts invoiced pursuant to this Section 6 as Freescale may from time to time reasonably request, including, without limitation, detail with respect to any third party billing information relating to the Transition Services provided under this Agreement.

(c) Time of Payment. Except as provided in clause (a) above, Freescale will pay and will cause each of its Affiliates to pay all amounts due pursuant to this Agreement (ii) within thirty (30) days after receipt of each such invoice hereunder for the Transition Services and (ii) within forty-five (45) days after receipt of each such invoice hereunder for the amounts subject to reimbursement; provided that in the event that Freescale, in good faith and upon reasonable grounds, questions any invoiced item, payment of that item may be made only after resolution of such question.

7. Personnel.

(a) Right to Designate and Change Personnel. Motorola will make available such personnel as will be required to provide the Transition Services described in Annex A. Motorola will have the right to designate which personnel it will assign to perform the Transition Services. Motorola also will have the right to remove and replace any such personnel at any time or designate any of its Affiliates or a third-party provider at any time to perform the Transition Services; provided, however, that Motorola will use its commercially reasonable efforts to limit the disruption to the Company in the transition of the Transition Services to different personnel or a third party. In the event that personnel with the designated level of experience are not then employed by Motorola, Motorola will substitute such personnel or third party personnel having an adequate level of experience; provided, however, that Motorola will have no obligation to retain any individual employee for the sole purpose of providing the applicable Transition Services.

(b) Financial Responsibility for Motorola Personnel. Motorola will pay for all personnel expenses, including wages, of its employees performing the Transition Services. Any request by the Company for travel by any Motorola employee will be considered and treated as a request for Additional Services pursuant to Section 1 and the costs of such travel shall be charged to the Company as additional fees.

(c) Motorola Manager. During the term of this Agreement, Motorola will appoint one of its employees (the “Motorola Manager”) who will have overall responsibility for managing and coordinating the delivery of the Transition Services and one of its employees for each category of service. The Motorola Manager and each of the sub-managers will coordinate and consult with the Freescale Manager (as defined in Section 7(d)) and each of the Freescale sub-managers. Motorola may, at its discretion, select other individuals to serve in these capacities during the term of this Agreement.

(d) Freescale Manager. During the term of this Agreement, Freescale will appoint one of its employees (the “Freescale Manager”) who will have overall responsibility for managing and coordinating the delivery of the Transition Services and one of its employees for each category of service. The Freescale Manager and each of the Freescale sub-managers will coordinate and consult with the Motorola Manager and each of the Motorola sub-managers. Freescale may, at its discretion, select other individuals to serve in these capacities during the term of this Agreement.

8. Proprietary Rights; Software.

(a) Third-Party Software. In addition to the consideration set forth elsewhere herein, Freescale shall also pay any amounts that are required to be paid to any licensors of software that is used by Motorola in connection with the provision of any Transition Services hereunder, and any amounts that are required to be paid to any such licensors to obtain the consent of such licensors to allow Motorola to provide any of the Transition Services hereunder. Subject to the immediately preceding sentence and the terms of the Separation Agreement, Motorola will use commercially reasonable efforts to obtain any consent that may be required from such licensors in order to provide any of the Transition Services hereunder.

(b) Motorola Software. Any software, development tools, know-how, methodologies, processes, technologies or algorithms owned by Motorola or its Affiliates and which may during the term of this Agreement be operated or used by Motorola or its Affiliates in connection with the performance of the Transition Services hereunder will remain the property of Motorola or its Affiliates, as the case may be, and the Company will have no rights or interests therein, except as may otherwise be set forth in the Intellectual Property License Agreement and/or the Separation Agreement.

(c) Use of Trademarks. Neither Motorola nor the Company will use or have any rights to the trademarks or service marks of the other without prior written consent to such use other than as provided for in the Intellectual Property License Agreement. To the extent that such consent is granted, use of such trademarks or service marks shall be in accordance with the guidelines set forth by the Party owning such trademarks or service marks with all proper indicia of ownership, including those set forth in the Intellectual Property License Agreement.

9. IT Services.

(a) While using any data processing or communications services of Motorola (whether or not identified in this Annex A), Freescale shall and shall cause each of its Affiliates to, adhere in all respects to Motorola’s corporate information policies (including policies with respect to protection of proprietary information, data privacy and other policies regarding the use of computing resources) as in effect from time to time.

(b) The Company’s employees may continue to have access to the Motorola Intranet and associated computer applications if they meet the following criteria: (1) such employee is listed in the Freescale LDAP/”core directory” or any updates thereto and a current list of these employees is available online in a database accessible by Motorola staff and Freescale staff, and a documented process is in place for notification to Motorola of all voluntary and involuntary separations; (2) the Company has a legitimate business need to access resources on the Motorola Intranet during the term of this Agreement; and (3) the Company employee is bound by a non-disclosure agreement or other binding confidentiality obligations for the benefit of Motorola. The Company’s employee computer and system accounts on the Motorola Intranet that are not required for the transition must be locked. The Company’s employees that are connected to the Motorola Intranet must continue to adhere in all respects to the security requirements documented in the ISO17799+, SOP E-60, the protection of proprietary information and SOP-E-62, Appropriate Use of Computer Resources and SOP E-69, Global Data Protection/Privacy Policy or any successor or additional requirements that are provided to Freescale. Freescale shall, and shall cause each of its Affiliates to adhere in particular to security standards for requiring current antivirus protection active at all times, strong access control for all computer access, no sharing of passwords, no dual connections to the Motorola network and the Internet or other entity networks, and compliance to the requirements for protection of Motorola confidential proprietary information and intellectual assets/property. ISO17799+ must be followed when connecting the Motorola Intranet to the Company’s network or other non-Motorola networks and all external connections to the Motorola network require the review and the written approval of Motorola information protection services. Computing assets connected to the Motorola network are subject to monitoring by intrusion detection instrumentation and are subject to routine vulnerability assessment scans which may occur during connect time.

(c) Freescale and Motorola will jointly develop mutually acceptable systems conversion plans as soon as reasonably practicable. If necessary to facilitate such conversion, Motorola agrees to use commercially reasonable efforts to assist Freescale to meet the mutually agreed upon milestones, timelines and resource requirements identified in the final detailed systems conversion plan. Following this process, the plan will be considered firm and will be used by both Motorola and Freescale to synchronize their own related project efforts. Costs incurred by Motorola in connection with facilitating such conversion will be considered and treated as a request for Additional Services pursuant to Section 1. Any schedule modifications occurring after the plan is firm will require joint approval by Freescale and Motorola, such approval not to be unreasonably withheld.

(d) If the Company increases its use of Motorola’s CPU and network systems and such increased use contributes to the need for Motorola to purchase additional computing capacity that Motorola will not utilize after final separation, Freescale will be financially responsible for that computing capacity. Motorola will use commercially reasonable efforts to notify Freescale in advance of capacity issues to allow Freescale to respond and possibly discontinue use of certain Motorola systems in advance of any additional purchases. Historic usage for the second half of 2003 will serve as the basis from which to measure increases in usage. The need for purchasing additional computing capacity will be subject to the mutual agreement of Motorola and Freescale.

10. No Warranty; Limitation of Liability; Relationship of Parties.

(a) No Warranty. Motorola and Freescale both acknowledge and agree that, except as provided in Section 2.2(a), Motorola has agreed to provide the Transition Services hereunder as an accommodation to the Company and that Motorola makes no representations or warranties whatsoever, whether express or implied by statute or otherwise, with respect to the Transition Services or any other matters relating to or arising out of this Agreement.

(b) Limitation of Liability and Indemnification.

(i) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING HEREUNDER, INCLUDING ANNEXES, SCHEDULES OR EXHIBITS HERETO.

(ii) Except insofar as the claim, demand, suit or recovery relate to Motorola’s breach of this Agreement or Motorola’s gross negligence, bad faith or intentional misconduct, and notwithstanding anything to the contrary and without limiting the Parties’ indemnification rights set forth in the Separation Agreement, Freescale shall and shall cause its Affiliates to indemnify and hold harmless Motorola and its Affiliates, and their respective Representatives (collectively, the “Indemnified Party”) from and against any Damages which the Indemnified Party may sustain or incur by reason of any claim, demand, suit or recovery by any person or entity resulting from acts or omissions committed by Motorola in providing the Transition Services pursuant to instructions from Freescale with respect to such Transition Services.

(c) Relationship of the Parties. Each Party is and will remain at all times an independent contractor of the other Party in the performance of all Transition Services hereunder. In all matters relating to this Agreement, each Party will be solely responsible for the acts of its employees and agents, and employees or agents of one Party shall not be considered employees or agents of the other Party. Except as otherwise provided herein, no Party will have any right, power or authority to create any obligation, express or implied, on behalf of any other Party nor shall either Party act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the Parties or persons referred to herein and each Party shall be responsible only for its respective obligations as set forth in this Agreement.

(d) Compliance with Laws. Each Party will comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the Transition Services to be provided hereunder. No Party will take any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other Party.

11. General.

(a) Binding Effect and Assignment. This Agreement binds and benefits the Parties and their respective successors and assigns. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other Party, which consent may be withheld in such Party’s sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing shall be null and void; provided, however, that, subject to Section 7(a), Motorola may delegate its duties hereunder to such Affiliates or third parties as may be qualified to provide the Transition Services; and provided further, that Motorola may assign this Agreement in connection with a merger transaction in which Motorola is not the surviving entity or the same of all or substantially all of its assets.

(b) Entire Agreement; Amendments. This Agreement and Annex A constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein are superseded by this Agreement and Annex A. The Parties may amend this Agreement and Annex A only by a written agreement signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement or Annex A. Annex A may be amended to add Additional Services and to change the terms of any existing Transition by written consent of the Motorola and Freescale working group leads with respect to the particular service area for which they are responsible, subject to legal and accounting review.

(c) Force Majeure. In the event that Motorola is delayed in or prevented from performing its obligations under this Agreement, in whole or in part, due to an act of God, fire, flood, storm, explosion, civil disorder, strike, lockout or other labor trouble, material shortages of utilities, facilities, labor, materials or equipment, delay in transportation, breakdown or accident, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, acts of terror, rebellion, or other cause beyond the control of Motorola (each a “Force Majeure Event”), then upon written notice to Freescale, (i) the affected provisions and/or other requirements of this Agreement shall be suspended to the extent necessary during the period of such disability, (ii) Motorola shall have the right to apportion its services in an equitable manner to all users and (iii) Motorola shall have no liability to the Company or any other party in connection therewith. Motorola shall resume full performance of this Agreement as soon as reasonably practicable following the conclusion of the Force Majeure Event.

(d) Construction of Agreement.

(i) Where this Agreement or Annex A states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement or Annex A.

(ii) The captions, titles and headings included in this Agreement and Annex A are for convenience only, and do not affect this Agreement’s or Annex A’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, annex, exhibit or schedule, such reference will be to an Article or Section of, or a annex, exhibit or schedule to, this Agreement unless otherwise indicated.

(iii) This Agreement is for the sole benefit of the Parties hereto and do not, and are not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of Motorola or Freescale) other than the Parties signing this Agreement.

(iv) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(v) Any reference in this Agreement or Annex A to the singular includes the plural where appropriate. Any reference in this Agreement or Annex A to the masculine, feminine or neuter gender includes the other genders where appropriate.

(vi) Unless otherwise specified, all references in this Agreement or Annex A to “dollars” or “$” means United States Dollars.

(e) Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.

(f) Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

(g) Notices. Each Party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section 11(g): (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a Party is effective for purposes of this Agreement only if given as provided in this Section 11(g) and shall be deemed given on the date that the intended addressee actually receives the notice.

If to Motorola:	with a copy to:

Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: Chief Financial Officer Facsimile:	Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: General Counsel Facsimile: And

Motorola, Inc. 1500 W. Dundee Arlington Heights, Illinois 60004 Attention: Facsimile:

If to Freescale:	with a copy to:

Freescale Semiconductor, Inc. 6501 William Cannon Drive Austin, Texas 78737 Attention: Chief Financial Officer Facsimile:	Freescale Semiconductor, Inc. 7700 West Parmer Lane Austin, Texas 78729 Attention: General Counsel Facsimile:

And

Freescale Semiconductor, Inc. 1300 North Alma School Road Chandler, Arizona 85224 Attention: Facsimile:

(h) Nonwaiver. The Parties may waive a provision of this Agreement or Annex A only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

(i) Confidentiality. Subject to the terms of the Separation Agreement, each Party shall cause each of its Affiliates and each of their officers, directors, employees, agents, representatives, successors and assigns to hold all information relating to the business of the other Party disclosed to it by reason of this Agreement confidential and will not disclose any of such information to any party unless legally compelled to disclose such information; provided, however, that to the extent that either Party may become so legally compelled such Party may only disclose such information if it shall first have used reasonable efforts to, and, if practicable, shall have afforded the other Party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

(j) Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement, and each of the annexes, schedules or exhibits hereto (whether arising in contract, tort, equity or otherwise).

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IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

MOTOROLA, INC.

By:	/s/ David W. Devonshire
Name:	David W. Devonshire
Title:	Executive Vice President and Chief Financial Officer

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Alan Campbell
Name:	Alan Campbell
Title:	Senior Vice President and Chief Financial Officer

ANNEX A